QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(5)(F)

NEWS RELEASE

TOSHIBA MEDICAL SYSTEMS CORPORATION SUCCESSFULLY COMPLETES TENDER OFFER FOR OUTSTANDING SHARES OF VITAL IMAGES, INC.

        New York, New York, June 16, 2011 and Tokyo, Japan, June 16, 2011—Toshiba Medical Systems Corporation ("TMSC") today announced the expiry of the subsequent offering period by TMSC and its wholly-owned subsidiary, Magenta Corporation ("Merger Sub"), for all of the outstanding shares of common stock of Vital Images, Inc. (Nasdaq: VTAL) ("Vital Images"). The subsequent offering period expired at 5:00 p.m., New York City time, on Wednesday, June 15, 2011.

        BNY Mellon Shareowner Services, the depositary for the tender offer, has advised TMSC that as of the expiration of the subsequent offering period, a total of 12,253,984 shares were validly tendered in the initial offering period and in the subsequent offering period, representing approximately 86.7% of Vital Images' outstanding common stock on a non-fully diluted basis, and approximately 76.8% of Vital Images' outstanding common stock on a fully diluted basis. Merger Sub has accepted for payment all shares that were validly tendered and not properly withdrawn in the initial offering period and all shares that were validly tendered in the subsequent offering period and payment for such shares has been or will be made promptly in accordance with the terms of the offer.

        TMSC also announced that Merger Sub has exercised its option, under the terms of the previously announced merger agreement, to purchase directly from Vital Images an aggregate number of additional shares that, when added to the number of shares owned by Merger Sub, TMSC and its wholly-owned subsidiaries immediately prior to the exercise of such option, results in Merger Sub, TMSC and its wholly-owned subsidiaries owning up to one share more than 90% of the outstanding shares, on a fully diluted basis, but not less than one share more than 90% of the outstanding shares, on a non-fully diluted basis (after giving effect to the exercise of such option). Pursuant to the merger agreement, Merger Sub will merge with and into Vital Images on an expedited basis in accordance with the short-form merger provisions of the Minnesota Business Corporations Act, with Vital Images continuing as the surviving corporation. Under the merger agreement and pursuant to the plan of merger contained therein, at the effective time of the merger, each share then outstanding (other than any shares in respect of which dissenters' rights are validly exercised under the Minnesota Business Corporations Act and any shares held by TMSC or any of its subsidiaries (including Merger Sub)) will be converted into the right to receive the same offer price of $18.75 per share in cash, without interest and subject to any required withholding taxes. As a result of the merger, Vital Images will become a wholly owned subsidiary of TMSC and, following close of trading on The Nasdaq Global Select Market on the date of the merger, the shares will cease to be traded on The Nasdaq Global Select Market.

About Toshiba Medical Systems Corporation

        TMSC is a leading worldwide provider of medical diagnostic imaging systems and comprehensive medical solutions, such as CT, X-ray and vascular, ultrasound, nuclear medicine, and MRI systems, as well as information systems for medical institutions. TMSC has been providing medical products for over 80 years. In October 2003, TMSC, which prior to that time had been operating as the Medical Systems Division of Toshiba Corporation ("Toshiba"), was established as a stand-alone member of the Toshiba group. TMSC is a wholly-owned subsidiary of Toshiba.

        Toshiba is a worldwide leader in technology, electronic and electrical products, digital consumer products, electronic devices and components, power systems, industrial and social infrastructure systems and home appliances. Toshiba was founded in 1875, and today operates a global network of more than 490 companies, with 203,000 employees worldwide and annual sales surpassing US$77 billion.

Forward-Looking Statements

        This press release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include: risks and uncertainties associated with the tender offer, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of Vital Images' shareholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. The forward-looking statements made in this release are made only as of the date of this release, and TMSC undertakes no obligation to update them to reflect subsequent events or circumstances.

CONTACTS:

At TMSC:
Catherine M. Wolfe
Phone: +1-714-669-4140
E-mail: cwolfe@tams.com

Hiroyuki Tachikawa
Phone: +81-287-26-5100
E-mail: hiroyuki.tachikawa@toshiba.co.jp

#    #    #

QuickLinks

  Exhibit (a)(5)(F)
NEWS RELEASE TOSHIBA MEDICAL SYSTEMS CORPORATION SUCCESSFULLY COMPLETES TENDER OFFER FOR OUTSTANDING SHARES OF VITAL IMAGES, INC.